UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. ___)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

LIVE CURRENT MEDIA INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Live Current Media Corrects Preliminary Proxy Statement
Apologizes for inaccuracies with respect to British Columbia Securities Commission ruling against Jeffs

Business Wire: October 4, 2010
VANCOUVER – Live Current Media Inc. (OTCBB:LIVC) (the “Company”), an e-commerce company that owns and operates the luxury fragrance brand, www.perfume.com, as well as a portfolio of other domain names, wishes to correct an error in a preliminary proxy statement filed with the Securities and Exchange Commission (“SEC”) on September 17, 2010.
On Friday September 17, 2010, Live Current Media Inc. filed a preliminary proxy statement with the Securities and Exchange Commission with respect to the Company’s upcoming annual meeting of shareholders.  In that preliminary proxy statement, reference was made to a settlement agreement entered into between Richard Jeffs (“Mr. Jeffs”) and the British Columbia Securities Commission (“BCSC”).  The Statement erroneously stated that Mr. Jeffs had “been a party to a settlement with the British Columbia Securities Commission (the “BCSC”) in February 2000 pursuant to which the Executive Director of the BCSC entered an order that, among other things, prohibited Richard Jeffs for a period of 15 years from the date of the order from becoming or acting as a director or officer of any public issuer.”
That statement concerning Mr. Jeffs was inaccurate in a number of respects.  First, Mr. Jeffs was not a party to any settlement agreement with the BCSC in 2000.  Instead, Mr. Jeffs had entered into a settlement agreement with the Executive Director of the BCSC in 2007.  Second, the settlement agreement that Mr. Jeffs actually entered into with the Executive Director of the BCSC did not prohibit him from acting as an officer or director of any public issuer for 15 years.  Rather, the settlement agreement resulted in an order entered on April 24, 2007 that prohibited Mr. Jeffs “from engaging in investor relations activities for a period of five years from the date of th[e] order.”  As set forth in the News Release of the BCSC, dated April 30, 2007, in which the settlement with Mr. Jeffs was made public, the BCSC announced that the Executive Director ordered Mr. Jeffs’ brother, Robert Leigh Jeffs, “to resign any position he holds as a director or officer of a public issuer, and he cannot become a director or officer of a public issuer, or engage in investor relations for 15 years.”  The Company regrets the error in its preliminary proxy statement and expresses its apologies to Richard Jeffs for any hardship or inconvenience it may have caused him.
The Company corrected the error in the preliminary proxy statement filed with the SEC on September 22, 2010.  Nonetheless, on Wednesday, September 22, 2010, Mr. Jeffs filed a civil complaint against the Company’s CEO, C. Geoffrey Hampson, for defamation in the Circuit Court of Cook County, Illinois, alleging that the statement made in the September 17 preliminary proxy statement caused damages to Mr. Jeffs including, but not limited to, mental suffering, personal humiliation, and impairment of his personal and professional reputation and standing in the community.
The BCSC News Release, and Mr. Jeffs’ Settlement Agreement and Order, can be found at www.bcsc.bc.ca/release.aspx?id=5543 and references thereunder.

About Live Current Media Inc.
Live Current owns one of the most powerful and engaging content and commerce destinations on the Internet in www.perfume.com. This site and others in the Company’s portfolio can be built into subject-specific DestinationHubs™, that can connect people to each other and to the information, brands, and products they are passionate about. Live Current has headquarters in Vancouver, Canada with an office in Mt. Olive, NJ and is publicly traded on the OTCBB (LIVC). For more information, visit http://www.livecurrent.com or http://www.perfume.com

All statements in this press release that are not statements of historical fact are forward-looking statements, including particularly statements of projected future revenues and net margins and the Company’s expectation that it will break even in 2012, as well as any projections of growth, earnings, revenue, cash or other financial items, any statements of the plans, strategies, objectives and goals of management for future operations, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing.  These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements.  These risks and uncertainties include, but are not limited to, general economic conditions particularly as they relate to demand for our products and services; competitive factors; pricing pressures; changes in operating expenses; our ability to raise capital as and when we need it and other factors.  Live Current Media Inc. assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

Additional Information
On September 24, 2010, Live Current filed a definitive proxy statement with the SEC in connection with the Company’s 2010 Annual Meeting of Stockholders.  Live Current stockholders are strongly advised to read carefully the Company’s definitive proxy statement before making any voting or investment decision because the definitive proxy statement contains important information.  Live Current’s definitive proxy statement and any other reports filed by the Company with the SEC can be obtained free of charge at the SEC’s web site at www.sec.gov or from Live Current at www.livecurrent.com.  A copy of the Company’s definitive proxy statement is available for free by writing to our Corporate Secretary at Live Current Media Inc., 780 Beatty Street, Suite 307, Vancouver, British Columbia V6B 2M1.  In addition, copies of the proxy materials may be requested from our proxy solicitor, Georgeson Inc., by phone at (888) 206-5896 or by email at livecurrent.info@georgeson.com.

Contact:

Live Current
Andrea Laird

604-453-4870 or 1-866-898-4354
andrea@livecurrent.com